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Exhibit 4.3

Herbst Gaming, Inc.

and

Cardivan Company
Corral Coin, Inc.
Corral Country Coin, Inc.
E-T-T, Inc.
E-T-T Enterprises, LLC
Flamingo Paradise Gaming, LLC
Market Gaming, Inc.

Series A and Series B
10 3/4% Senior Secured Notes due 2008

SECOND SUPPLEMENTAL INDENTURE
Dated as of January 23, 2003

To

INDENTURE
Dated as of August 24, 2001, as amended

The Bank of New York
as Trustee

        This SECOND SUPPLEMENTAL INDENTURE, dated as of January 23, 2003 (this "Second Supplemental Indenture"), to the Indenture (as defined below) is among Herbst Gaming, Inc., a Nevada corporation (the "Company"), Cardivan Company, a Nevada corporation, Corral Coin, Inc., a Nevada corporation, Corral Country Coin, Inc., a Nevada corporation, E-T-T, Inc., a Nevada corporation, E-T-T Enterprises, LLC, a Nevada limited-liability company, Flamingo Paradise Gaming, LLC, a Nevada limited-liability company, and Market Gaming, Inc., a Nevada corporation (collectively, the "Subsidiary Guarantors") and The Bank of New York, a New York banking corporation, as trustee (the "Trustee").

RECITALS

        A.    The Company, the Subsidiary Guarantors and the Trustee are parties to that certain Indenture, dated as of August 24, 2001 (the "Original Indenture"), as amended by the First Supplemental Indenture, dated as of August 23, 2002 (the "First Supplemental Indenture" and, together with the Original Indenture, the "Indenture"), among the Company, the Subsidiary Guarantors and the Trustee, with respect to the Company's 10 3/4% Senior Secured Notes due 2008 (the "Notes"). Terms not otherwise defined herein have the meanings assigned to them in the Indenture.

        B.    Section 9.02 of the Indenture authorizes the Company, the Subsidiary Guarantors and the Trustee to amend, supplement or waive the provisions of any of the Collateral Documents relating to Section 4.12 (Liens) or Article 10 (Collateral and Security) of the Indenture with the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

        C.    In accordance with Section 9.02 of the Indenture, the Company has obtained, and provided satisfactory evidence to the Trustee, of the written consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes outstanding to certain amendments to the Indenture described herein.

        D.    Section 9.01 of the Indenture allows the Company, the Subsidiary Guarantors and the Trustee to amend or supplement the Indenture to cure any ambiguity, defect or inconsistency.

        E.    All other conditions precedent and requirements necessary to make this Second Supplemental Indenture when duly executed and delivered, a valid and binding agreement, enforceable in accordance with its terms, have been performed and fulfilled.

        F.    Each of the Company and the Subsidiary Guarantors is authorized to enter into this Second Supplemental Indenture by resolutions of its board of directors or managing members, as the case may be, and simultaneously herewith the Trustee has received an Opinion of Counsel pursuant to Sections 9.06 and 13.04 of the Indenture and an Officers' Certificate of the Company pursuant to Sections 9.06 and 13.04 of the Indenture, and therefore the Company, the Subsidiary Guarantors and the Trustee are authorized to execute and deliver this Second Supplemental Indenture.

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Amendments to the Indenture.

        1.1  The Indenture is hereby amended by inserting a new Section 13.14 as follows:

  "Section 13.14 Anchor Coin Amendment.

          Notwithstanding any other provision of this Indenture or any of the Collateral Documents, any and all actions by the Company and its Subsidiaries during the Waiver Period (as defined below) in connection with the incurrence of Indebtedness (the "Anchor Indebtedness"), including the incurrence of the Anchor Indebtedness, solely to finance the acquisition of the slot route business and related assets (the "Anchor Coin Acquisition") of Anchor Coin, a Nevada corporation ("Anchor Coin"), pursuant to the Asset Purchase Agreement, dated as of November 21, 2002 (as amended, the "Asset Purchase Agreement"), among Anchor Coin, the Company and the other entities listed on the signature pages thereto, shall (1) if the transactions contemplated by the

  Asset Purchase Agreement are consummated on or prior to March 31, 2003, be deemed to occur for the purposes of this Indenture solely upon such consummation and (2) if the Asset Purchase Agreement is terminated or the transactions contemplated by the Asset Purchase Agreement are not consummated on or prior to March 31, 2003, be deemed not to have occurred for purposes of this Indenture if all amounts due under the Anchor Indebtedness are repaid upon the earlier of (x) the date which is two days after such termination or (y) March 31, 2003. In addition, notwithstanding any other provision of this Indenture or any of the Collateral Documents, any and all actions relating to the incurrence of Liens by the Company or its Subsidiaries on the Escrow Account for the sole benefit of the holders of the Anchor Indebtedness, including the incurrence of such Liens, to secure the Anchor Indebtedness shall (1) if the transactions contemplated by the Asset Purchase Agreement are consummated on or prior to March 31, 2003, be deemed not to have occurred if the funds in the Escrow Account are used to pay amounts due under the Asset Purchase Agreement and (2) if the Asset Purchase Agreement is terminated or the transactions contemplated by the Asset Purchase Agreement are not consummated on or prior to March 31, 2003, be deemed not to have occurred if the funds in the Escrow Account are used to repay the Anchor Indebtedness upon the earlier of (x) the date which is two days after such termination or (y) March 31, 2003. For purposes of this Indenture and the Collateral Documents, for the sole benefit of the Holders of any Notes that constitute Anchor Indebtedness, (1) the definition of Collateral shall include the Escrow Account and (2) the definition of Collateral Documents shall include any agreements, certificates and other documents with respect to the Lien of the holders of Notes that constitute Anchor Indebtedness in the Escrow Account. The Trustee, upon written direction of the Company, may execute and deliver one or more certificates, agreements and any other documents, and may take any other actions, necessary to effect the provisions of this Section 13.14 including, without limitation, to establish the Escrow Account and to release funds held in the Escrow Account either to repurchase Indebtedness described in the first sentence of this paragraph, to satisfy amounts due pursuant to the Asset Purchase Agreement or for any other purposes set forth in the documents governing the Escrow Account.

          "Escrow Account" means an account into which the Company places the net proceeds of the Anchor Indebtedness and approximately $2.7 million of the Company's cash on hand.

          "Waiver Period" means the period from January 13, 2003, to but not including the earliest of (i) the consummation of the transactions contemplated by the Asset Purchase Agreement, (ii) the termination of the Asset Purchase Agreement and (iii) 5:00 p.m. New York City time on March 31, 2003."

        1.2  Section 4.09(viii) of the Indenture is hereby amended by deleting it in its entirety and substituting the following

          "(viii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (viii), in an aggregate principal amount not to exceed $30.0 million at any one time outstanding for working capital and other general corporate purposes; and"

        1.3  The last paragraph of Section 9.02 of the Indenture is hereby amended by adding the following clause as clause (g) of such paragraph and relettering clauses (g) and (h) as clauses (h) and (i):

          "(g) release all or substantially all of the Collateral from the Lien of the Indenture or the Collateral Documents (except in accordance with the provisions hereof and thereof);"

        2.    Confirmations; Effectiveness. As amended by this Second Supplemental Indenture, the Indenture and the Notes are ratified and confirmed in all respects and the Indenture as so amended shall be read, taken and construed as one and the same instrument. The provisions of this Second Supplemental Indenture shall become operative only upon the execution of this Second Supplemental

Indenture. This Second Supplemental Indenture may be executed in any number of counterparts, each of which counterparts together shall constitute but one and the same instrument.

        3.    Trust Indenture Act. If and to the extent that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision included in this Second Supplemental Indenture or in the Indenture, which is required to be included in this Second Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended (the "TIA"), such required provision of the TIA shall control.

        4.    Governing Law. This Second Supplemental Indenture shall be deemed governed by, and construed in accordance with, the internal laws of the State of New York, but without giving effect to applicable principles of conflicts of law thereof to the extent that the application of the laws of another jurisdiction would be required thereby.

        5.    Rights of Trustee. Without limiting any other protections or rights afforded the Trustee at law, by contract or otherwise, the Trustee will be entitled to the full benefits afforded by Sections 7.02 and 7.03 of the Indenture in connections with its execution and delivery of this Second Supplemental Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity and sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Subsidiary Guarantors.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

HERBST GAMING, INC., a Nevada corporation
By:	/s/ EDWARD J. HERBST
	Name:	Edward J. Herbst
	Title:	President
E-T-T, Inc. a Nevada corporation
By:	/s/ EDWARD J. HERBST
	Name:	Edward J. Herbst
	Title:	President
FLAMINGO PARADISE GAMING, LLC, a Nevada limited-liability company
By:	/s/ EDWARD J. HERBST
	Name:	Edward J. Herbst
	Title:	Managing Member
MARKET GAMING, INC., a Nevada corporation
By:	/s/ EDWARD J. HERBST
	Name:	Edward J. Herbst
	Title:	President
E-T-T ENTERPRISES, LLC, a Nevada limited-liability company
By:	/s/ EDWARD J. HERBST
	Name:	Edward J. Herbst
	Title:	Managing Member
CARDIVAN COMPANY a Nevada corporation
By:	/s/ EDWARD J. HERBST
	Name:	Edward J. Herbst
	Title:	President
CORRAL COIN, INC., a Nevada corporation
By:	/s/ EDWARD J. HERBST
	Name:	Edward J. Herbst
	Title:	President
CORRAL COUNTRY COIN, INC., a Nevada corporation
By:	/s/ EDWARD J. HERBST
	Name:	Edward J. Herbst
	Title:	President

THE BANK OF NEW YORK, as Trustee
By:
Name:
Title:
CORRAL COIN, INC., a Nevada corporation
By:
	Name:	Edward J. Herbst
	Title:	President
CORRAL COUNTRY COIN, INC., a Nevada corporation
By:
	Name:	Edward J. Herbst
	Title:	President
THE BANK OF NEW YORK, as Trustee
By:	/s/ STACEY B. POINDEXTER
	Name:	Stacey B. Poindexter
	Title:	Assistant Treasurer

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Exhibit 4.3